Exhibit 99.1

CorEnergy Declares Dividends & Schedules Earnings Release for Third Quarter 2016

KANSAS CITY, Mo. - October 26, 2016

Declaration of Common & Preferred Dividends

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) (“CorEnergy” or the “Company”) announced today that its Board of Directors declared a third quarter 2016 dividend of $0.75 per share (or $3.00 per share annualized) for its common stock. The dividend is payable on November 30, 2016, to shareholders of record on November 15, 2016.

The Board of Directors also declared a cash dividend of $0.4609375 per depositary share for the Company’s 7.375% Series A Cumulative Redeemable Preferred Stock for the third quarter, ending September 30, 2016. The preferred stock dividend, which equates to an annual dividend payment of $1.84375 per depositary share, is payable on November 30, 2016, to shareholders of record on November 15, 2016.

Earnings Release Scheduled for November 2, 2016

CorEnergy will report earnings results for its third quarter ended September 30, 2016 on November 2, 2016.

The Company will host a conference call on Thursday, November 3, 2016, at 1:00 p.m. Central Time to discuss its financial results. Please dial into the call at 877-407-8035 (for international, 1-201-689-8035) approximately five to ten minutes prior to the scheduled start time. The call will also be webcast in a listen-only format. A link to the webcast will be accessible at corenergy.reit.

A replay of the call will be available until 11:59 p.m. Eastern Time on December 3, 2016 by dialing 877-660-6853 (for international, 1-201-612-7415). The Conference ID is 13648846. A replay of the webcast will also be available on the Company’s website.

About CorEnergy Infrastructure Trust, Inc.

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns essential midstream and downstream energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We seek long-term contracted revenue from operators of our assets, primarily under triple net participating leases. For more information, please visit corenergy.reit.

Forward-Looking Statements

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a

                1100 Walnut, Suite 3350, Kansas City, MO 64106 | Main: 816-875-3705 | Fax: 816-875-5875 | corridortrust.com

result of a variety of factors, including those discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy’s Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Lesley Robertshaw, 877-699-CORR (2677)
info@corenergy.reit